2020 ANNUAL MEETING AND PROXY STATEMENT

goosehead® INSURANCE

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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GOOSEHEAD INSURANCE, INC.
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Dear Fellow Shareholders,
I am pleased to invite you to Goosehead’s Annual Meeting of Shareholders on May 4, 2020 at 9:00am Central Time at our headquarters in Westlake, Texas. Regardless of whether you attend the meeting, your vote is important, and we encourage you to review the enclosed materials and submit your proxy on a timely basis.
2019 was yet another year of strong performance for Goosehead. We continue to invest in both people and technology to enhance our significant competitive advantage to keep us well-positioned for future growth and long-term profitability as we relentlessly march toward our goal of industry leadership during my lifetime. We continued to see robust organic growth in 2019 while maintaining steady profitability margins as total written premiums increased 45% over 2018.
One of our greatest assets is our people. We have a unique model that attracts a differentiated level of talent to the insurance industry. In 2019, our corporate sales headcount was up 49%, and our total franchise count increased 47% over 2018. Our corporate sales agents outperform the best in the industry by 3.4 times, while our service team produces net promoter scores of 89 - a result we believe is unmatched by any company in any industry.
Our home-grown technology suite has allowed us to bring a truly disruptive model to the insurance industry. Our development efforts have focused first on delivering an outstanding client experience and second on enhancing agent productivity in both marketing and operational execution. We are also employing artificial intelligence designed to enhance our client retention results and robotic process automation to enhance operational efficiency and drive costs lower. Further, we launched our client-facing portal last year giving clients another way to interface with Goosehead regarding their insurance needs. These technology enhancements are intended to be the building blocks for a unique, full-service online client experience. Our goal is to be the first company to offer an online quote to bind value proposition with a choice model in the future.
We look forward to new opportunities in 2020 as we continue to grow our brand across the country and create value for our clients, shareholders, employees, and business partners. We remain committed to delivering strong revenue and earnings growth over time and will continue to operate Goosehead with a focus on creating shareholder value over the long term.
Thank you for you continued confidence and investment in Goosehead. We are building the one of the great American business success stories, and we are proud to be your partners.

Sincerely,

/s/ Mark E. Jones
Mark E. Jones
Chairman and Chief Executive Officer

GOOSEHEAD INSURANCE, INC.
1500 Solana Blvd, Suite 4500
Westlake, Texas 76262

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 4, 2020

Dear Shareholder:
We invite you to attend the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of Goosehead Insurance, Inc. (referred to herein as the “Company”, “we” or “our”), which will be held on May 4, 2020, at 9:00 a.m. local time, at the Company’s offices located at 1500 Solana Boulevard, Suite 4500, Westlake, Texas. At the meeting, we will:

1.	Elect five directors to hold office until the 2021 annual meeting of stockholders and until their successors are duly elected and qualified;

2.
Ratify the selection, by the audit committee of our board of directors, of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2020; and

3.	Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the Proxy Statement. Only stockholders who owned our common stock at the close of business on March 10, 2020 (the “Record Date”) can vote at this meeting or any adjournments that take place.
We have elected to use the Internet as our primary means of providing our proxy materials to stockholders. Consequently, stockholders will not receive paper copies of our proxy materials unless they specifically request them. We will send a Notice of Internet Availability of Proxy Materials (the “Notice”) on or before March 25, 2020 to our stockholders of record as of the close of business on the Record Date. We are also providing access to our proxy materials over the Internet beginning on or about March 25, 2020. Electronic delivery of our proxy materials will significantly reduce our printing and mailing costs, and the environmental impact of the proxy materials.
The Notice contains instructions for accessing the proxy materials, including the Proxy Statement and our annual report, and provides information on how stockholders may obtain paper copies free of charge. The Notice also provides the date, time and location of the Annual Meeting; the matters to be acted upon at the meeting and the recommendation from our board of directors with regard to each matter; and information on how to attend the meeting and vote online.
Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares by internet, telephone or mail. For specific instructions on how to vote your shares, please see the section entitled "Questions and Answers about this Proxy Material and Voting."
Our board of directors recommends that you vote FOR the election of the director nominees named in Proposal No. 1 of the Proxy Statement, and FOR the ratification of the selection, by the audit committee of our board of directors, of Deloitte & Touche LLP as our independent registered public accounting firm as described in Proposal No. 2 of the Proxy Statement.
By Order of the Board of Directors

/s/ Mark E. Jones_________________
Mark E. Jones
Chairman and Chief Executive Officer
Westlake, Texas
March 25, 2020

GOOSEHEAD INSURANCE, INC.
1500 Solana Boulevard, Suite 4500
Westlake, Texas 76262

PROXY STATEMENT
FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS

IMPORTANT NOTICE REGARDING THE
AVAILABILITY OF PROXY MATERIALS FOR
THE STOCKHOLDER MEETING TO BE HELD ON MAY 4, 2020

The board of directors of Goosehead Insurance, Inc. is soliciting your proxy to vote at our 2020 Annual Meeting of Stockholders to be held on May 4, 2020, at 9:00 a.m. local time, at the Company’s offices located at 1500 Solana Boulevard, Suite 4500, Westlake, Texas 76262, and any adjournment or postponement of that meeting (the “Annual Meeting”). This Proxy Statement is dated as of March 25, 2020. As used in this Proxy Statement henceforward, unless otherwise stated or the context clearly indicates otherwise, the terms the “Company,” the “Registrant,” “Goosehead,” “we,” “us” and “our” refer to Goosehead Insurance, Inc., a Delaware corporation.

In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, e-mail and personal interviews. All costs of solicitation of proxies will be borne by us. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

We have elected to provide access to our proxy materials on the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders of record as of March 10, 2020 (the “Record Date”), while brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Materials, or to request a printed set of the proxy materials. Instructions on how to request a printed copy by mail or e-mail may be found in the Notice of Internet Availability of Materials and on the website referred to in the Notice of Internet Availability of Materials, including an option to request paper copies on an ongoing basis. We are making this Proxy Statement available on the Internet on or about March 25, 2020 and are mailing the Notice of Internet Availability of Materials to all stockholders entitled to vote at the Annual Meeting on or about March 25, 2020. We intend to mail or e-mail this Proxy Statement, together with a proxy card, to those stockholders entitled to vote at the Annual Meeting who have properly requested copies of such materials by mail or e-mail, within three business days of request.

The Company has two classes of voting securities, Class A common stock, $0.01 par value per share (“Class A common stock”), and Class B common stock, $0.01 par value per share (“Class B common stock,” and, collectively, the “common stock”). The common stock entitle their holders to one vote per share on all matters submitted to a vote of the Company’s stockholders. As of the Record Date, there were 36,293,014 shares outstanding consisting of 15,756,999 class A common shares and 20,536,015 class B common shares. We need the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote, present in person or represented by proxy, to hold the Annual Meeting.

The Company’s Annual Report on Form 10-K, which contains financial statements for fiscal year 2019 (the “Annual Report”), accompanies this Proxy Statement if you have requested and received a copy of the proxy materials in the mail. Stockholders that receive the Notice of Internet Availability of Materials can access this Proxy Statement and the Annual Report at the website referred to in the Notice of Internet Availability of Materials. The Annual Report and this Proxy Statement are also available on the “SEC Filings” section of our investor relations website at https://ir.gooseheadinsurance.com/ and at the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov. Please note that the information on our website is not part of this Proxy Statement. You also may obtain a copy of Goosehead’s Annual Report, without charge, by writing to our Investor Relations department at ir@goosehead.com.

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 36,293,014 shares of common stock issued and outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name
If, on the Record Date, your shares were registered directly in your name with the transfer agent for our common stock, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may: vote in person at the Annual Meeting; vote by proxy on the Internet or by telephone; or vote by returning a proxy card, if you request and receive one. Whether or not you plan to attend the Annual Meeting, to ensure your vote is counted, we urge you to vote by proxy on the Internet as instructed in the Notice of Internet Availability of Materials, by telephone as instructed on the website referred to on the Notice of Internet Availability of Materials, or (if you request and receive a proxy card by mail or e-mail) by signing, dating and returning the proxy card sent to you or by following the instructions on such proxy card to vote on the Internet or by telephone.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent
If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting, unless you request and obtain a legal proxy from your broker or other agent who is the record holder of the shares, authorizing you to vote at the Annual Meeting.

What am I being asked to vote on?
You are being asked to vote on two proposals:

•	Proposal No. 1: the election of five directors to hold office until the 2021 annual meeting of stockholders and until their successors are duly elected and qualified; and

•
Proposal No. 2: the ratification of the selection, by the audit committee of our board of directors, of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2020.

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

How does the board of directors recommend I vote on the Proposals?
The board of directors recommends that you vote:

•	FOR each of the director nominees; and

•	FOR ratification of Deloitte & Touche LLP as our independent registered public accounting firm.
How do I vote?

•	For Proposal 1, you may either vote “For,” or choose that your vote be “Withheld” from, any of the nominees to the board of directors.

•	For Proposal 2, you may either vote “For” or “Against” the proposal, or “Abstain” from voting.

Please note that by casting your vote by proxy you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions and in their discretion with respect to any other matter that properly comes before the Annual Meeting or any adjournments or postponements thereof. The procedures for voting, depending on whether you are a stockholder of record or a beneficial owner, are as follows:

Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in any of the following manners:

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•
To vote over the Internet prior to the Annual Meeting, follow the instructions provided on the Notice of Internet Availability of Materials or on the proxy card that you request and receive by mail or e-mail. We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

•
To vote by telephone, call the toll-free number found on the proxy card you request and receive by mail or e-mail, or the toll-free number that you can find on the website referred to on the Notice of Internet Availability of Materials.

•
To vote by mail, complete, sign and date the proxy card you request and receive by mail or e-mail and return it promptly. As long as your signed proxy card is received before the Annual Meeting, we will vote your shares as you direct.

Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy by mail, Internet or telephone to ensure your vote is counted. The Internet and telephone voting facilities for eligible stockholders of record will close at 11:59 p.m. Eastern Time on May 1, 2020. Even if you have submitted your vote before the Annual Meeting, you may still attend the Annual Meeting and vote in person. In such case, your previously submitted proxy will be disregarded.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization, rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted or follow the instructions to submit your vote by the Internet or telephone, if those instructions provide for Internet and telephone voting. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

Who counts the votes?
Votes will be tabulated by an Inspector of Election, which will be a Goosehead representative. If you are a stockholder of record, and you choose to vote over the Internet prior to the Annual Meeting or by telephone, the Inspector of Election will access and tabulate your vote electronically, and if you have requested and received proxy materials via mail or e-mail and choose to sign and mail your proxy card, your executed proxy card is returned directly to the Inspector of Election for tabulation. As noted above, if you hold your shares through a broker, your broker (or its agent for tabulating votes of shares held in “street name”) returns one proxy card to the Inspector of Election on behalf of all its clients.

How are votes counted?
Votes will be counted by the Inspector of Election appointed for the Annual Meeting. For Proposal 1, the Inspector of Election will separately count “For” and “Withheld” votes and broker non-votes for each nominee. For Proposal 2, the

Inspector of Election will separately count “For” and “Against” votes, abstentions and broker non-votes. If your shares are held by your broker as your nominee (that is, in “street name”), you will need to follow the instructions provided by your broker to instruct your broker how to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “routine” items, but not with respect to “non-routine” items. See below for more information regarding: “What are “broker non-votes”?” and “Which ballot measures are considered “routine” and “non-routine”?”

What are “broker non-votes”?
Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker, bank, custodian, nominee or other record holder of common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

Which ballot measures are considered “routine” or “non-routine”?
The ratification of the selection, by the audit committee of our board of directors, of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2020 (Proposal 2) is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 2. The election of directors (Proposal 1) is considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal 1.

How many votes are needed to approve the proposal?
With respect to Proposal 1, directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote (excluding “Withheld” and broker non-votes, which will not affect the outcome of the vote).

With respect to Proposal 2, the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required for approval. “Abstain” votes are treated as cast “Against” Proposal 2.

How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.

What if I return a Proxy Card, but do not make specific choices?
If we receive a signed and dated Proxy Card that Proxy Card does not specify how your shares are to be voted, your shares will be voted “For” the election of each of the nominees for director, and “For” the ratification of the selection, by the audit committee of our board of directors, of Deloitte & Touche LLP as our independent registered public accounting firm. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your Proxy Card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to those proxy materials received by mail or on the Internet, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice of Internet Availability of Materials or more than one set of printed materials?
If you receive more than one Notice of Internet Availability of Materials or more than one set of printed materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must follow the instructions for voting on each Notice of Internet Availability of Materials or proxy card you receive via mail or e-mail upon your request, which include voting over the Internet, telephone or by signing and returning any of the proxy cards you request and receive.

Can I change my vote after submitting my proxy vote?
Yes. You can revoke your proxy vote at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy vote in any one of three ways:

•	You may submit a new vote on the Internet or by telephone or submit a properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to Goosehead’s Corporate Secretary at 1500 Solana Boulevard, Suite 4500, Westlake, Texas 76262.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

How will voting on any business not described in this Proxy Statement be conducted?
We are not aware of any business to be considered at the Annual Meeting other than the items described in this Proxy Statement. If any other matter is properly presented at the Annual Meeting, your proxy will vote your shares using his or her best judgment.

When are stockholder proposals due for next year’s Annual Meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by November 26, 2020, to Goosehead’s Corporate Secretary at 1500 Solana Boulevard, Suite 4500, Westlake, Texas 76262. If you wish to submit a proposal that is not to be included in our proxy materials for the next year’s annual meeting pursuant to the SEC’s shareholder proposal procedures or to nominate a director, you must do so between January 3, 2021 and February 4, 2021; provided that if the date of that annual meeting is more than 30 days before or more than 60 days after May 4, 2021, you must give notice not later than the 90th day prior to the annual meeting date or, if later, the 10th day following the day on which public disclosure of the annual meeting date is first made. Any shareholder proposal presented outside the times listed herein or otherwise not following the process stated herein shall be deemed untimely. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote are present in person or represented by proxy at the Annual Meeting. On the Record Date, there were 36,293,014 shares of common stock outstanding and entitled to vote. Accordingly, 18,146,508 shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.

If you are a stockholder of record, your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the Annual Meeting. If you are a beneficial owner of shares held in “street name,” your shares will be counted towards the quorum if your broker or nominee submits a proxy for your shares at the Annual Meeting, even these proxy results in a broker non-vote due to the absence of voting instructions from you. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting to another time or place.

How can I find out the results of the voting at the Annual Meeting?
Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

Implications of being an “emerging growth company.”
As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:

•	we may present as few as two years of audited financial statements and two years of related management discussion and analysis of financial condition and results of operations;

•
we are exempt from the requirement to obtain an attestation and report from our auditors on management’s assessment of our internal control over financial reporting under the Sarbanes-Oxley Act of 2002;

•
we are permitted to provide reduced disclosure regarding our executive compensation arrangements pursuant to the rules applicable to smaller reporting companies, which means we do not have to include a compensation discussion and analysis and certain other disclosures regarding our executive compensation; and

•	we are not required to hold non-binding advisory votes on executive compensation or golden parachute arrangements.
In addition to the relief described above, the JOBS Act permits us an extended transition period for complying with new or revised accounting standards affecting public companies. We have elected to use this extended transition period, which means that our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards on a non-delayed basis.
We will remain an emerging growth company until the earliest of (i) the end of the fiscal year during which we have total annual gross revenues of $1.07 billion or more, (ii) the end of the fiscal year following the fifth anniversary of the completion of our initial public offering, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt and (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended.

Directions to Annual Meeting
Our Annual Meeting will be held at our headquarters located at 1500 Solana Boulevard, Suite 4500, Westlake, Texas.

PROPOSAL NO. 1 ELECTION OF DIRECTORS

For so long as certain historical members of Goosehead Financial, LLC, including Mark E. Jones, our Chairman and Chief Executive Officer, and Michael Colby, our President and Chief Operating Officer (the “Pre-IPO LLC Members”) beneficially hold at least a majority of the aggregate outstanding shares of our common stock, which we refer to as the “Majority Ownership Requirement,” our board of directors will not be classified, and each of our directors will be subject to re-election annually and will hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Following the time when the Majority Ownership Requirement is no longer met, our board of directors will be divided into three classes of directors, with each class as equal in number as possible, serving staggered three-year terms, and such directors will be removable only for cause.

For so long as the Pre-IPO LLC Members beneficially hold at least 10% of the aggregate number of outstanding shares of our common stock, the Pre-IPO LLC Members will be able to designate a majority of the nominees for election to our board of directors, including the nominee for election to serve as Chairman of our board of directors. The Pre-IPO LLC Members have not utilized this right of nomination in connection with the Annual Meeting.

Our board of directors currently consists of five directors: Mark E. Jones, Robyn Jones, Peter Lane, Mark Miller, and James Reid. All directors have been nominated for re-election by the board of directors.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the five nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, those shares will be voted for the election of those substitute nominee as the board of directors may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes of the shares cast at the meeting (excluding “Withheld” and broker non-votes, which will not affect the outcome of the vote).

The following table sets forth information with respect to each director’s position and office held with the Company and each director’s age as of March 25, 2020:

Name	Age	Position/Office Help with the Company	Director Since
Mark E. Jones(2)	58	Chairman, Director, and Chief Executive Officer	2018
Robyn Jones	57	Vice Chairman, Director	2018
Peter Lane(1)(2)	55	Director	2018
Mark Miller(1)(2)	55	Director	2018
James Reid(1)	57	Director	2018

(1)Member of the Audit Committee.
(2)Member of the Compensation Committee.

Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the Annual Meeting. The following includes certain information regarding our directors’ individual experience, qualifications, attributes and skills that led the board of directors to conclude that they should serve as directors.

Mark E. Jones has served as Chief Executive Officer since co-founding the company in 2003 and Chairman of the board of directors since the board of directors was established in March 2018. Mr. Jones has led the strategic development and execution of all aspects of our business since inception. Prior to leading Goosehead, he spent from 1991 to 2004 at Bain & Company, the global consulting firm, most recently as a senior partner and director. At Bain, Mr. Jones consulted with CEOs and senior executives across a wide range of industries—including the insurance industry—primarily focused on growth strategies, mergers and acquisitions, and profit improvement programs. In addition to his client responsibilities, he served as Bain’s Global Head of Recruiting for several years. He began his professional career at Ernst & Young in Calgary, Canada from 1985 to 1989. He earned a Bachelor of Commerce degree from the University of Alberta and an MBA from Harvard Business School. Mr. Jones was selected to our board of directors because of his role as a co-founder of the company, the Jones family’s position as our largest shareholder, and because of his expertise in strategy development and execution, leadership and finance.

Robyn Jones is the co-founder of Goosehead and has served as a Director and Vice Chairman of the board of directors since March 2018. Ms. Jones manages our physical facilities, is actively involved in our Recruiting program and leads our Women’s Professional Development Program. She was selected to our board of directors because of her role in founding the company, the Jones family’s position as our largest shareholder and her unique role in establishing and maintaining our company culture. She is also the grandmother of the company’s namesake, Lucy “Goosehead” Langston.

Peter Lane has served as a member of our board of directors since March 2018. Mr. Lane previously served as Chief Executive Officer of Axip Energy Services LP (“Axip”), formerly known as Valerus, an oilfield services company headquartered in Houston, Texas, from 2010 to 2016. Prior to joining Axip, Mr. Lane was an Operating Partner with TPG Global, LLC (“TPG”) from 2009 to 2011. Before TPG, Mr. Lane spent 12 years at Bain & Company, where he led the Dallas and Mexico City offices as well as the oil and gas practice. He became a Partner at Bain in 2003. Mr. Lane has served on the boards of Petro Harvester since 2011, Taylor Morrison Homes since 2012, FleetPride since 2016 and has been a senior advisor to Altamont Capital Partners since 2017. Mr. Lane holds a BS in physics from the University of Birmingham in the United Kingdom and an MBA from the Wharton School. Mr. Lane was selected to our board of directors because he brings extensive experience in business operations, finance and corporate governance.

Mark Miller has served as a member of our board of directors since March 2018. Mr. Miller has been the Chief Financial Officer of Finastra since May 2019. Before joining Finastra, Mr. Miller was the Chief Financial Officer of Marketo from April 2017 until March 31, 2019. At Marketo, Mr. Miller led the company’s Finance, Accounting and Tax functions, as well as the company’s Human Resources and Corporate Facilities areas. He joined Marketo in April 2017 after the company was taken private by Vista Equity Partners. Prior to Marketo, Mr. Miller was the CFO of Active Network from 2014 to 2016 and the CFO of L.H.P. Hospital Group in 2013 and 2014. Mr. Miller spent 18 years with Sabre Holdings where he held multiple operating and finance positions and was instrumental in the company’s initial IPO and its subsequent $5 billion privatization transaction. He was Sabre’s CFO from 2010 to 2013. Early in his career, Mr. Miller worked for Ernst and Young, LTV Corporation, and Hertz Corporation. Mr. Miller has an Accounting degree from Texas Tech University and an MBA in Finance from Rice University. He is a licensed Certified Public Accountant in the state of Texas. Mr. Miller was selected to our board of directors because he brings extensive experience in business operations, finance and accounting.

James Reid has served as a member of our board of directors since March 2018. Mr. Reid has served as Chairman, Chief Executive Officer and President of Higginbotham Insurance Agency, Inc. (“Higginbotham”) since 1989, where he implemented the firm’s Single Source platform whereby customers can obtain all of their insurance and financial services from a single provider. Under Mr. Reid’s leadership, Higginbotham has become a leading independent commercial insurance broker based in Texas, one with full P&C and financial service capabilities through more than 25 offices and subsidiaries across Texas. He is also Higginbotham’s top commercial P&C sales producer. Mr. Reid began his insurance career in 1983 as an assistant to the principals of Ramey, King, & Minnis Insurance Agency. In 1984, he joined American General Fire & Casualty Company as a territorial marketing manager before joining Higginbotham in 1986. Mr. Reid is a member of several insurance industry groups, including Independent Insurance Agents of Texas and the Council of Insurance Agents and Brokers. He serves as Chairman of the Finance and Facilities Committee and as a member of the Audit Committee on the Board of Regents of the University of North Texas System. Mr. Reid holds a BS in Business Administration/Insurance from the University of North Texas and he is a Certified Insurance Counselor. Mr. Reid was selected to our board of directors because he brings extensive experience in business operations and in the insurance industry.

The board of directors unanimously recommends that you vote FOR the election of each nominee listed above to serve as Director until the next Annual Meeting or until his or her successor is duly elected and qualified.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has engaged Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2020 and is seeking ratification of this selection by our stockholders at the Annual Meeting. Deloitte & Touche LLP has audited our financial statements since the fiscal year ended December 31, 2017. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain Deloitte & Touche LLP. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that a change would be in the best interests of the Company and our stockholders.
Audit and Non-Audit Services
The following table provides information regarding the fees incurred to Deloitte & Touche LLP during the years ended December 31, 2019 and 2018. All fees described below were approved by the audit committee.

	Year Ended December 31,
	2019	2018
Audit Fees(1)	$863,242	$535,535
Audit Related Fees(2)	—	—
Tax Fees(3)	57,752	—
All Other Fees(4)	—	—
Total Fees	$920,994	$535,535
(1)Audit Fees of Deloitte & Touche LLP for 2019 and 2018 were for professional services associated with the annual audit of our consolidated financial statements, the reviews of our quarterly condensed consolidated financial statements and the issuance of consents and comfort letters in connection with registration statement filings with the SEC.
(2)Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” No such services were incurred in 2019 or 2018.
(3)Tax Fees consist of fees for tax compliance, tax advice and tax planning. No such services were incurred in 2019 or 2018.
(4)All Other Fees include any fees billed that are not audit, audit-related or tax fees. No such services were incurred in 2019 or 2018.

Audit Committee Pre-Approval Policies and Procedures
Before an independent registered public accounting firm is engaged by the Company to render audit or non-audit services, our audit committee must review the terms of the proposed engagement and pre-approve the engagement. The audit committee may delegate authority to one or more of the members of the audit committee to provide these pre-approvals for audit or non-audit services, provided that the person or persons to whom authority is delegated must report the pre-approvals to the full audit committee at its next scheduled meeting. Audit committee pre-approval of non-audit services (other than review and attest services) are not required if those services fall within available exceptions established by the SEC.

The audit committee pre-approved all audit, audit-related, tax and other services provided by Deloitte & Touche LLP for the fiscal years 2019 and 2018 and the estimated costs of those services. Actual amounts billed, to the extent in excess of the estimated amounts, were periodically reviewed and approved by the audit committee.

The board of directors unanimously recommends that you vote FOR this Proposal No. 2.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Goosehead Insurance, Inc. (“Goosehead”) under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the audit committee is to oversee our financial reporting processes on behalf of Goosehead’s board of directors. The audit committee’s functions are more fully described in its charter, which is available in the “Corporate Governance” section of Goosehead’s investor relations website at https://ir.gooseheadinsurance.com/governance/documents-and-charters. Management has the primary responsibility for Goosehead’s financial statements and reporting processes, including its systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management Goosehead’s audited financial statements as of and for the year ended December 31, 2019.

The audit committee has discussed with Deloitte & Touche LLP, Goosehead’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”). In addition, the audit committee discussed Deloitte & Touche LLP’s independence with their representative and has received the written disclosures and the letter required by Ethics and Independence Rule 3526 of the PCAOB from Deloitte & Touche LLP. Finally, the audit committee discussed with Deloitte & Touche LLP, with and without management present, the scope and results of Deloitte & Touche LLP’s audit of Goosehead’s financial statements.

Based on these reviews and discussions, the audit committee has recommended to Goosehead’s board of directors that its audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC. The audit committee also has engaged Deloitte & Touche LLP as Goosehead’s independent registered public accounting firm for the fiscal year ending December 31, 2020 and is seeking ratification of this selection by the stockholders.

Audit Committee
Mark Miller, Chairman
Peter Lane
James Reid

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

Board Structure

Our board of directors consists of five directors. Peter Lane, Mark Miller and James Reid qualify as independent directors under the applicable corporate governance standards of the Nasdaq Global Market.

In accordance with our certificate of incorporation and by-laws, the number of directors on our board of directors will be determined from time to time by the board of directors but shall not be less than three persons nor more than eleven persons. Our board of directors will consist of a majority of independent directors within the meaning of the applicable rules of the SEC and Nasdaq.

Our independent directors appointed Peter Lane to serve as a “lead independent director,” whose responsibilities include, among others, calling meetings of the independent directors, presiding over executive sessions of the independent directors, participating in the formulation of board and committee agendas and, if requested by stockholders, ensuring that he is available, when appropriate, for consultation and direct communication.

Each director holds office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Vacancies and newly created directorships on the board of directors may be filled at any time by the remaining directors.

Following the time when the Majority Ownership Requirement is no longer met, and subject to obtaining any required stockholder votes, directors may only be removed for cause and by the affirmative vote of holders of 75% of the total voting power of our outstanding shares of common stock, voting together as a single class. This requirement of a super-majority vote to remove directors for cause could enable a minority of our stockholders to exercise veto power over any such removal. Prior to such time, directors may be removed with or without cause by the affirmative vote of the holders of a majority of the total voting power of our outstanding shares of common stock. Following the time when the Majority Ownership Requirement is no longer met, our board of directors will be divided into three classes of directors, with each class as equal in number as possible, serving staggered three-year terms.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics policy that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. These standards are designed to deter wrongdoing and to promote honest and ethical conduct. The full text of our code of business conduct and ethics policy will be available on our website at https://ir.gooseheadinsurance.com/governance/documents-and-charters. Any waiver of the code for directors or executive officers may be made only by our board of directors or a board committee to which the board has delegated that authority and will be promptly disclosed to our stockholders as required by applicable U.S. federal securities laws and the corporate governance rules of the Nasdaq Global Market. Amendments to the code must be approved by our board of directors and will be promptly disclosed (other than technical, administrative or non-substantive changes). Any amendments to the code, or any waivers of its requirements for which disclosure is required, will be disclosed on our website.

Controlled Company Exception

As of the date of this Proxy Statement, Mark E. Jones and Robyn Jones, in the aggregate, had more than 50% of the combined voting power for the election of directors. As a result, we are a “controlled company” within the meaning of the Nasdaq rules and may elect not to comply with certain corporate governance standards, including that: (i) a majority of our board of directors consists of “independent directors,” as defined under the Nasdaq rules; (ii) we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and (iii) we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. We intend to rely on certain of the foregoing exemptions provided to controlled companies under the Nasdaq rules. We currently do not, and do not intend to, have a nominating and corporate governance committee or an entirely independent compensation committee. We do not intend to rely on the exemption to the requirement that a majority of our directors be “independent” as defined in the Nasdaq rules. Accordingly, to the extent and for so long as we rely on these exemptions, you will not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. In the event that we cease to be a “controlled company” and our Class A common stock continues to be listed on the Nasdaq Global Market, we will be required to comply with these provisions within the applicable transition periods.

Board Committees

Our board of directors consists of two standing committees: a fully independent Audit Committee and a Compensation Committee with a majority of independent directors. The following is a brief description of our committees.

Audit committee

Our Audit Committee consists of Peter Lane, Mark Miller and James Reid. Mark Miller is the chairman of our Audit Committee. The board of directors has determined that Mark Miller qualifies as an “audit committee financial expert” as such term is defined under the rules of the SEC implementing Section 407 of the Sarbanes-Oxley Act of 2002. Each member of the Audit Committee is “independent” for purposes of Rule 10A-3 of the Exchange Act and under the current listing standards of the Nasdaq Global Market. We believe that our Audit Committee complies with the applicable requirements of the Nasdaq Global Market. Our Audit Committee is directly responsible for, among other things:

•	selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;

•	ensuring the independence of the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, our interim and year-end operating results;

•	establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

•	considering the adequacy of our internal controls and internal audit function;

•	reviewing material related person transactions or those that require disclosure; and

•	approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.
Compensation Committee

Our Compensation Committee consists of Peter Lane, Mark Miller and Mark E. Jones. Peter Lane is the chairman of our Compensation Committee. A majority of the members of this committee are non-employee directors, as defined by Rule 16b-3 promulgated under the Exchange Act, and meet the requirements for independence under the current Nasdaq Global Market listing standards. We intend to continue to avail ourselves of the “controlled company” exception under the Nasdaq rules, which exempts us from the requirement that we have a compensation committee composed entirely of independent directors. Our Compensation Committee is responsible for, among other things:

•	reviewing and approving, or recommending that our board of directors approve, the compensation of the executive officers employed by us;

•	reviewing and recommending to our board of directors the compensation of our directors;

•	administering our stock and equity incentive plans;

•	reviewing and approving, or making recommendations to our board of directors with respect to, incentive compensation and equity plans; and

•	reviewing our overall compensation philosophy.
Our Compensation Committee’s functions are more fully described in its charter, which is available in the “Corporate Governance” section of Goosehead’s investor relations website at https://ir.gooseheadinsurance.com/governance/documents-and-charters.

Mark E. Jones may not be present during voting or deliberations related to, and will continue to recuse himself from voting on, his own compensation. Our Compensation Committee may delegate its authority to subcommittees or to Mr. Lane, as the chairman of our Compensation Committee, when it deems it appropriate and in our best interests. In addition, our Compensation Committee may delegate to one or more of our officers the authority to make grants and awards of stock rights or options to any of our officers who are not subject to Section 16 of the Exchange Act under our incentive-based compensation or other equity-based plans as our Compensation Committee deems appropriate and in accordance with the terms of such plan.

Meetings of the Board of Directors, Board and Committee Member Attendance and Annual Meeting Attendance

During 2019, the board of directors met four times, the compensation committee met two times, and the audit committee met four times. Each board member attended 100% of the aggregate of the meetings of the board of directors and of the committees on which he or she served. We encourage all our directors and nominees for director to attend our annual meetings of stockholders; however, attendance is not mandatory.

Stockholder Communications with the Board of Directors

Should stockholders wish to communicate with the board of directors or any specified individual director, they should send their correspondence to the attention of our General Counsel, at 1500 Solana Boulevard, Suite 4500, Westlake, Texas 76262. The General Counsel will forward the communication to the relative directors or the board as a whole.

Compensation Committee Interlocks and Insider Participation

Our chief executive officer and chairman, Mark E. Jones, is a member of our Compensation Committee. None of our executive officers currently serves, or in the past fiscal year has served, as a member of a compensation committee (or other committee performing that function) of any other entity that has an executive officer serving as a member of our board of directors.

Director and Officer Indemnification Agreements

Our certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by the DGCL. We have established directors’ and officers’ liability insurance that insures such persons against the costs of defense, settlement or payment of a judgment under certain circumstances.

Our certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty, except for liability relating to any breach of the director’s duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the DGCL or any transaction from which the director derived an improper personal benefit.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

DIRECTOR COMPENSATION

Our non-employee directors are compensated in the form of stock option grants made every three years pursuant to our Amended and Restated Omnibus Incentive Plan. The first of these grants was made in connection with our initial public offering, in which each of our non-employee directors received a grant of 121,622 stock options, with such options vesting in 12 equal quarterly installments over the three-year period following the grant date, subject to the director’s continued service through each applicable vesting date. Members of our board of directors are also eligible for reimbursement for reasonable travel and other out-of-pocket expenses. We do not provide directors who are our employees with additional compensation for their service as directors.

No compensation was paid to or accrued by our non-employee directors for the year ended December 31, 2019.

EXECUTIVE OFFICERS

The following is biographical information for our executive officers, including their ages as of March 25, 2020.

Name	Age	Position
Mark E. Jones	58	Chairman, Director and Chief Executive Officer
Michael C. Colby	38	President and Chief Operating Officer
Mark S. Colby	35	Chief Financial Officer
P. Ryan Langston	38	Vice President, General Counsel, and Corporate Secretary

Mark E. Jones’ biography is provided above in Proposal No. 1 of the Proxy Statement.

Michael C. Colby has served as President and Chief Operating Officer of the company since January 2016, leading the operations of the business, including the corporate and franchise insurance revenue channels, franchise sales, the client service centers, recruiting, technology, Carrier relations and training. Mr. Colby joined the company in 2006 as the Controller, was promoted to Vice President of Finance in 2008, and in 2010 to Senior Vice President and Chief Financial Officer. In 2011, Mr. Colby was also appointed Chief Operating Officer of the newly formed franchise business, and in 2014 was named Executive Vice President and Chief Operating Officer of the combined corporate and franchise businesses. He began his professional career at KPMG in their audit practice. He earned a BBA in Accounting and a MS in Finance at Texas A&M University in College Station, Texas in 2004.

Mark S. Colby has served as Chief Financial Officer since 2016. Mr. Colby joined Goosehead in 2012 as Manager of Strategic Initiatives, where he worked on Information Systems platform development and migration, real estate planning, and business diversification initiatives. Since his promotion to Vice President of Finance in 2015, Mr. Colby has overseen Goosehead’s internal and external financial reporting, budgeting and forecasting, payroll/401(k) administration, treasury function, and Quality Control/Risk Management department. Prior to joining Goosehead Insurance full-time, Mr. Colby worked in Ernst & Young’s Transaction Advisory Services and Audit service lines from 2009 to 2012. He graduated cum laude from Texas A&M University in 2009 with a BBA in Accounting and a MS in Finance and is a Certified Public Accountant.

P. Ryan Langston has served as Vice President and General Counsel of the company since 2014 and the Corporate Secretary since 2018. Mr. Langston is involved in the strategic development of company policy and oversees all legal activity in both the Corporate Channel and the Franchise Channel. He is responsible for ensuring regulatory compliance and directs the company’s real estate expansion. Prior to joining the company, Mr. Langston was an attorney with Strasburger & Price, LLP, where he represented Goosehead and other businesses in commercial litigation and arbitration involving business dissolutions, consumer financial disputes, theft of trade secrets, enforcement of noncompetition agreements and breach of contracts. Mr. Langston earned his JD from the University of Texas School of Law in 2009 and his BA degree from Brigham Young University in 2006.

EXECUTIVE COMPENSATION

2019 Summary Compensation Table

The following table sets forth information concerning the compensation paid to or accrued by our principal executive officer and our two other most highly compensated executive officers (our “named executive officers,” or “NEOs”) during our fiscal year ended December 31, 2019. All numbers are rounded to the nearest dollar.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)(1)	Non-equity incentive plan compensation ($)(2)	Nonqualified deferred compensation earnings ($)	All other compensation ($)(3)	Total ($)
Mark E. Jones, Chief Executive Officer and Chairman	2019	1,500,000	—	—	—	—	—	14,380	1,514,380
	2018	1,350,000	—	—	1,014,400	—	—	13,590	2,377,990
Michael C. Colby, President and Chief Operating Officer	2019	400,000	—	—	—	340,000	—	13,130	753,130
	2018	360,209	—	—	507,200	360,000	—	102,138	1,329,547
P. Ryan Langston, General Counsel, Vice President, Corporate Secretary	2019	300,000	—	—	—	100,000	—	13,140	413,140
	2018	270,000	—	—	380,400	90,000	—	21,950	762,350

(1)
The amounts shown reflect the aggregate grant date fair value of options granted under our Omnibus Incentive Plan to purchase our common stock, computed in accordance with FASB ASC Topic 718. Any estimated forfeitures are excluded from the values reported in this table. The assumptions used in the valuation of these options are set forth in Note 14 to our financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2018.

(2)	The amounts shown for 2019 reflect bonuses paid for services completed in 2019, and the amounts shown for 2018 reflect bonuses paid for services completed in 2018.

(3)
For 2019, the amounts shown include (i) 401(k) plan matching contributions ($8,400) for each of our NEOs, made by the plan sponsor, Texas Wasatch Insurance Services, L.P., (ii) healthcare benefits for Mark E. Jones ($5,740), Michael C. Colby ($4,490), and P. Ryan Langston ($4,500), and (iii) long-term disability benefits ($240) for each of our NEOs.

Narrative disclosure to summary compensation table

We have not entered into employment agreements or offer letters with our named executive officers.

`

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth all outstanding equity awards held by our named executive officers as of December 31, 2019.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date
Mark E. Jones	320,000	10.00	4/26/2028
Michael C. Colby	160,000	10.00	4/26/2028
P. Ryan Langston	120,000	10.00	4/26/2028

(1)
The amounts shown represent options that were granted in 2018. These options vest and become exercisable in three equal installments on each of April 26, 2020, April 26, 2021 and April 26, 2022, subject to the executive officer’s continued employment through each applicable vesting date.

Pension Benefits

We do not provide a pension plan for our employees, and none of our named executive officers participated in a nonqualified deferred compensation plan in 2019.

Our named executive officers participate in a defined contribution plan sponsored by Texas Wasatch Insurance Services, L.P. (the “401(k) plan”).

Under the 401(k) plan, Texas Wasatch Insurance Services, L.P. discretionarily matches a participant’s contributions (including for our named executive officers). Participants become vested in these matching contributions ratably over four years.
Termination and Change In Control Benefits

Under our employee option award agreements, including those with each of our named executive officers, if within six (6) months following a “Change in Control” (as defined in the Plan (as defined below)) an employee is terminated without cause (as defined in the Plan) or resigns for good reason (as defined in the award agreement), their options shall become immediately vested and exercisable.

Equity Compensation Plans

Goosehead Insurance, Inc. Amended and Restated Omnibus Incentive Plan

In 2018, in connection with our initial public offering, we adopted, and received shareholder approval for, the Company’s Omnibus Incentive Plan (as amended and restated in 2019, the “Plan”). The purpose of the Plan is to motivate and reward employees and other individuals to perform at the highest level and contribute significantly to our success, thereby furthering the best interests of our shareholders. The Plan provides for the grant of nonqualified stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards, other cash-based awards and other stock-based awards. In connection with our initial public offering, each of our named executive officers and directors received stock option grants. We anticipate that we will continue to use equity awards as an integral part of our executive compensation program.

Goosehead Insurance, Inc. Employee Stock Purchase Plan

In connection with our initial public offering, we adopted, and received shareholder approval for, the Company’s Employee Stock Purchase Plan (the “ESPP”). The ESPP permits participating employees to purchase shares of our common stock through payroll deductions in an amount equal to at least 1%, but not more than 5% of the employee’s compensation. The purchase price of the shares of our common stock will be not less than 95% (or such greater percentage as designated by our board of directors or a committee designated by our board of directors) of the fair market value of our common stock on the date of purchase. The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code. In fiscal year 2019, none of our named executive officers participated in the ESPP.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

We describe below transactions and series of similar transactions, during 2018 and 2019 to which we were a participant, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•
any of our directors or executive officers (in each case, including their immediate family members) or beneficial holders of more than 5% of any class of our voting securities had or will have a direct or indirect material interest.

Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions meeting this criteria to which we have been or will be a participant other than compensation arrangements, which are described where required under “Executive compensation.”

Reorganization Agreement

In connection with our initial public offering, we entered into a reorganization agreement and related agreements with Goosehead Financial, LLC and each of the Pre-IPO LLC Members, which affected certain reorganization transactions.
The table below sets forth the consideration in limited liability company units of Goosehead Financial, LLC (“LLC Units”) and Class B common stock received by our directors, officers and 5% equity holders in the reorganization transactions:

Name	Class B common stock and LLC Units issued in the reorganization transactions
Mark E. Jones(1)	15,555,441
Robyn Jones(1)	15,555,441
Michael C. Colby(2)	1,887,191
Mark Colby	107,164
Ryan Langston(3)	605,721
(1) Includes 15,190,743 shares issued to immediate family members, or trusts associated therewith.
(2) Includes 858,166 shares issued to immediate family members, or trusts associated therewith.
(3) Includes 498,557 shares issued to immediate family members, or trusts associated therewith.

Amended and Restated Goosehead Financial, LLC Agreement

In connection with the reorganization transactions prior to the IPO in 2018, we, Goosehead Financial, LLC and each of the Pre-IPO LLC Members entered into an amended and restated Goosehead Financial, LLC agreement. Following the reorganization transactions, and in accordance with the terms of the amended and restated Goosehead Financial, LLC agreement, we operate our business through Goosehead Financial, LLC. Pursuant to the terms of the amended and restated Goosehead Financial, LLC agreement, so long as the Pre-IPO LLC Members continue to own any LLC Units or securities redeemable or exchangeable into shares of our Class A common stock, we will not, without the prior written consent of such holders, engage in any business activity other than the management and ownership of Goosehead Financial, LLC or own any assets other than securities of Goosehead Financial, LLC and/or any cash or other property or assets distributed by or otherwise received from Goosehead Financial, LLC, unless we determine in good faith that such actions or ownership are in the best interest of Goosehead Financial, LLC.

As the sole managing member of Goosehead Financial, LLC, we have control over all of the affairs and decision making of Goosehead Financial, LLC. As such, through our officers and directors, we are responsible for all operational and administrative decisions of Goosehead Financial, LLC and the day-to-day management of Goosehead Financial, LLC’s business. We will fund any dividends to our stockholders by causing Goosehead Financial, LLC to make distributions to the Pre-IPO LLC Members and us, subject to the limitations imposed by our Credit Agreement.

The holders of LLC Units generally incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of Goosehead Financial, LLC. Net profits and net losses of Goosehead Financial, LLC are generally allocated to its members pro rata in accordance with the percentages of their respective ownership of LLC Units, though certain non-pro rata adjustments are made to reflect tax depreciation, amortization and other allocations. The amended and restated Goosehead Financial, LLC agreement provides for pro rata cash distributions to the holders of LLC Units for purposes of funding their tax obligations in respect of the taxable income of Goosehead Financial, LLC that is allocated to them. Generally, these tax distributions are computed based on Goosehead Financial, LLC’s estimate of the net taxable income of Goosehead Financial, LLC allocable to each holder of LLC Units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident of Texas (taking into account the non-deductibility of certain expenses and the character of our income).

Except as otherwise determined by us, if at any time we issue a share of our Class A common stock, the net proceeds received by us with respect to such share, if any, shall be concurrently invested in Goosehead Financial, LLC and Goosehead Financial, LLC shall issue to us one LLC Unit (unless such share was issued by us solely to fund the purchase of an LLC Unit from a Pre-IPO LLC Member upon an election by us to exchange such LLC Unit in lieu of redemption following a redemption request by such Pre-IPO LLC Member (in which case such net proceeds shall instead be transferred to the selling Pre-IPO LLC Member as consideration for such purchase, and Goosehead Financial, LLC will not issue an additional LLC Unit to us)). Similarly, except as otherwise determined by us, (i) Goosehead Financial, LLC will not issue any additional LLC Units to us unless we issue or sell an equal number of shares of our Class A common stock and (ii) should Goosehead Financial, LLC issue any additional LLC Units to the Pre-IPO LLC Members, we will issue an equal number of shares of our Class B common stock to such Pre-IPO LLC Members. Conversely, if at any time any shares of our Class A common stock are redeemed, purchased or otherwise acquired, Goosehead Financial, LLC will redeem, purchase or otherwise acquire an equal number of LLC Units held by us, upon the same terms and for the same price per security, as the shares of our Class A common stock are redeemed, purchased or otherwise acquired. In addition, Goosehead Financial, LLC will not affect any subdivision (by any unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the LLC Units unless it is accompanied by substantively identical subdivision or combination, as applicable, of each class of our common stock, and we will not affect any subdivision or combination of any class of our common stock unless it is accompanied by a substantively identical subdivision or combination, as applicable, of the LLC Units.

Under the amended and restated Goosehead Financial, LLC agreement, the Pre-IPO LLC Members have the right (subject to the terms of the amended and restated Goosehead Financial, LLC agreement), to require Goosehead Financial, LLC to redeem all or a portion of their LLC Units for, at our election, newly-issued shares of Class A common stock on a one-for-one basis or a cash payment equal to the volume weighted average market price of one share of our Class A common stock for each LLC Unit redeemed (subject to customary adjustments, including for stock splits, stock dividends and reclassifications). If we decide to make a cash payment, the Pre-IPO LLC Member has the option to rescind its redemption request within a specified time period. Upon the exercise of the redemption right, the redeeming member will surrender its LLC Units to Goosehead Financial, LLC for cancellation. The amended and restated Goosehead Financial, LLC agreement requires that we contribute cash or shares of our Class A common stock to Goosehead Financial, LLC in exchange for an amount of newly-issued LLC Units in Goosehead Financial, LLC that will be issued to us equal to the number of LLC Units redeemed from the Pre-IPO LLC Members. Goosehead Financial,

LLC will then distribute the cash or shares of our Class A common stock to such Pre-IPO LLC Member to complete the redemption. In the event of a redemption request by a Pre-IPO LLC Member, we may, at our option, effect a direct exchange of cash or Class A common stock for LLC Units in lieu of such a redemption. Whether by redemption or exchange, we are obligated to ensure that at all times the number of LLC Units that we or our wholly owned subsidiaries own equals the number of shares of Class A common stock issued by us (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities). Shares of Class B common stock will be cancelled on a one-for-one basis if we, at the election of a Pre-IPO LLC Member, redeem or exchange LLC Units of such Pre-IPO LLC Member pursuant to the terms of the amended and restated Goosehead Financial, LLC agreement.

The amended and restated Goosehead Financial, LLC agreement provides that, in the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to our Class A common stock is proposed by us or our stockholders and approved by our board of directors or is otherwise consented to or approved by our board of directors, the Pre-IPO LLC Members will be permitted to participate in such offer by delivery of a notice of redemption or exchange that is effective immediately prior to the consummation of such offer. In the case of any such offer proposed by us, we are obligated to use our reasonable best efforts to enable and permit the Pre-IPO LLC Members to participate in such offer to the same extent or on an economically equivalent basis as the holders of shares of our Class A common stock without discrimination. In addition, we are obligated to use our reasonable best efforts to ensure that the Pre-IPO LLC Members may participate in each such offer without being required to redeem or exchange LLC Units.

Subject to certain exceptions, Goosehead Financial, LLC will indemnify all of its members and their officers and other related parties, against all losses or expenses arising from claims or other legal proceedings in which such person (in its capacity as such) may be involved or become subject to in connection with Goosehead Financial, LLC’s business or affairs or the amended and restated Goosehead Financial, LLC agreement or any related document.

Goosehead Financial, LLC may be dissolved upon (i) the determination by us to dissolve Goosehead Financial, LLC or (ii) any other event which would cause the dissolution of Goosehead Financial, LLC under the Delaware Limited Liability Company Act, unless Goosehead Financial, LLC is continued in accordance with the Delaware Limited Liability Company Act. Upon dissolution, Goosehead Financial, LLC will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including creditors who are members or affiliates of members) in satisfaction of all of Goosehead Financial, LLC’s liabilities (whether by payment or by making reasonable provision for payment of such liabilities, including the setting up of any reasonably necessary reserves) and (b) second, to the members in proportion to their vested LLC Units.

Tax Receivable Agreement

Future taxable redemptions or exchanges by the Pre-IPO LLC Members of LLC Units and corresponding number of shares of Class B common stock for shares of our Class A common stock are expected to result in tax basis adjustments to the assets of Goosehead Financial, LLC that will be allocated to us and thus produce favorable tax attributes. These tax attributes would not be available to us in the absence of those transactions. The anticipated tax basis adjustments are expected to reduce the amount of tax that we would otherwise be required to pay in the future.

In 2018, we entered into a tax receivable agreement with the Pre-IPO LLC Members that provides for the payment by us to the Pre-IPO LLC Members of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of (i) any increase in tax basis in Goosehead Financial, LLC’s assets resulting from (a) the acquisition of LLC Units using the net proceeds from any future offering, (b) redemptions or exchanges by the Pre-IPO LLC Members of LLC Units and the corresponding number of shares of Class B common stock for shares of our Class A common stock or (c) payments under the tax receivable agreement, and (ii) tax benefits related to imputed interest deemed arising as a result of payments made under the tax receivable agreement.

The actual increase in tax basis, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending on a number of factors, including, but not limited to, the timing of any future redemptions, exchanges or purchases of the LLC Units held by Pre-IPO LLC Members, the price of our Class A common stock at the time of the purchase, redemption or exchange, the extent to which redemptions or exchanges are taxable, the amount and timing of the taxable income that we generate in the future, the tax rates then applicable and the portion of our payments under the tax receivable agreement constituting imputed interest.

We expect that, as a result of the increases in the tax basis of the tangible and intangible assets of Goosehead Financial, LLC attributable to the redeemed or exchanged LLC Units, the payments that we may make to the existing Pre-IPO LLC Members could be substantial. For example, assuming (i) that the Pre-IPO LLC Members redeemed or exchanged all of their LLC units immediately after the completion of our initial public offering, (ii) no material changes in relevant tax law, and (iii) that we earn sufficient taxable income in each year to realize on a current basis all tax benefits that are subject to the tax receivable agreement, based on the initial public offering price of $10.00 per share of our Class A common stock, we expect that the tax savings we would be deemed to realize would aggregate approximately $85 million over the 15-year period from the assumed date of such redemption or exchange, and over such period we would be required to pay the Pre-IPO LLC Members 85% of such amount, or approximately $72 million, over such period. The actual amounts we may be required to pay under the tax receivable agreement may materially differ from these hypothetical amounts, as potential future tax savings we will be deemed to realize, and tax receivable agreement payments by us, will be calculated based in part on the market value of our Class A common stock at the time of redemption or exchange and the prevailing federal tax rates applicable to us over the life of the tax receivable agreement (as well as the assumed combined state and local tax rate), and will generally be dependent on us generating sufficient future taxable income to realize all of these tax savings (subject to the exceptions described below). Payments under the tax receivable agreement are not conditioned on the Pre-IPO LLC Members’ continued ownership of us. There may be a material negative effect on our liquidity if, as described below, the payments under the tax receivable agreement exceed the actual benefits we receive in respect of the tax attributes subject to the tax receivable agreement and/or distributions to us by Goosehead Financial, LLC are not sufficient to permit us to make payments under the tax receivable agreement.

In addition, although we are not aware of any issue that would cause the IRS to challenge the tax basis increases or other benefits arising under the tax receivable agreement, the Pre-IPO LLC Members will not reimburse us for any payments previously made if such tax basis increases or other tax benefits are subsequently disallowed, except that any excess payments made to the Pre-IPO LLC Members will be netted against future payments otherwise to be made under the tax receivable agreement, if any, after our determination of such excess. As a result, in such circumstances we could make payments to the Pre-IPO LLC Members under the tax receivable agreement that are greater than our actual cash tax savings and may not be able to recoup those payments, which could negatively impact our liquidity.

In addition, the tax receivable agreement provides that, upon certain mergers, asset sales or other forms of business combination or certain other changes of control, our or our successor’s obligations with respect to tax benefits would be based on certain assumptions, including that we or our successor would have sufficient taxable income to fully utilize the benefits arising from the increased tax deductions and tax basis and other benefits covered by the tax receivable agreement. As a result, upon a change of control, we could be required to make payments under the tax receivable agreement that are greater than or less than the specified percentage of our actual cash tax savings, which could negatively impact our liquidity.

This provision of the tax receivable agreement may result in situations where the Pre-IPO LLC Members have interests that differ from or are in addition to those of our other stockholders. In addition, we could be required to make payments under the tax receivable agreement that are substantial and in excess of our, or a potential acquirer’s, actual cash savings in income tax.

Finally, because we are a holding company with no operations of our own, our ability to make payments under the tax receivable agreement is dependent on the ability of Goosehead Financial, LLC to make distributions to us. Our Credit Agreement restricts the ability of Goosehead Financial, LLC to make distributions to us, which could affect our ability to make payments under the tax receivable agreement. To the extent that we are unable to make payments under the tax receivable agreement for any reason, such payments will be deferred and will accrue interest until paid.

Purchases of Ownership Interests From Pre-IPO Holders

We used the net proceeds from our initial public offering, $79 million (after deducting underwriting discounts and commissions of approximately $6 million), and the issuance of shares of Class A common stock to repay the Goosehead Management Note and the Texas Wasatch Note in consideration for the acquisition of the indirect ownership interests held by the Goosehead Management Holders and Texas Wasatch Holders in Goosehead Management, LLC and Texas Wasatch Insurance Holdings Group, LLC. The aggregate principal amount of the Goosehead Management Note and the Texas Wasatch Note was collectively equal to approximately $114 million. The net proceeds of our initial public offering (excluding any exercise of the underwriters’ option to purchase additional shares of Class A common stock) were insufficient to repay the Goosehead Management Note and the Texas Wasatch Note in full. As a result, we issued 3,723,767 shares of Class A common stock to the Goosehead Management Holders and the Texas Wasatch Holders for the difference valued at the public offering price of $10.00 per share of the Class A common stock in our initial public offering. The repayment of the Goosehead Management Note and the Texas Wasatch Note was made promptly following our initial public offering. The amounts paid to our officers and directors who are also Goosehead Management Holders and Texas Wasatch Holders in repayment of the Goosehead Management Note and the Texas Wasatch Note are as follows:

	Cash	Shares of Class A common stock
Recipient
Mark E. Jones(1)	$67,052,147	3,264,061
Robyn Jones(1)	67,052,147	3,264,061
Michael C. Colby(2)	6,800,262	331,033
Mark Colby	762,877	37,137
P. Ryan Langston	762,877	37,137
Total	$75,378,163	3,669,368
(1)Includes $35,914,155 received by and 1,748,281 shares issued to immediate family members, or trusts associated therewith.
(2)Includes $4,897,385 received by and 238,402 shares issued to immediate family members, or trusts associated therewith.

Registration Rights Agreement

We entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Pre-IPO LLC Members, the Goosehead Management Holders and Texas Wasatch Holders.

Subject to several exceptions, including underwriter cutbacks and our right to defer a demand registration under certain circumstances, Pre-IPO LLC Members, the Goosehead Management Holders and Texas Wasatch Holders may require that we register for public resale under the Securities Act all shares of common stock constituting registrable securities that they request be registered at any time following our initial public offering so long as the securities requested to be registered in each registration statement have an aggregate estimated market value of least $25 million. If we become eligible to register the sale of our securities on Form S-3 under the Securities Act, which will not be until at least twelve months after the date of our initial public offering, the Pre-IPO LLC Members, the Goosehead Management Holders and the Texas Wasatch Holders have the right to require us to register the sale of the registrable securities held by them on Form S-3, subject to offering size and other restrictions. If we propose to register any of our securities under the Securities Act for our own account or the account of any other holder (excluding any registration related to employee benefit plan or a corporate reorganization or other Rule 145 transaction), the Pre-IPO LLC Members, the Goosehead Management Holders and the Texas Wasatch Holders are entitled to notice of such registration and to request that we include registrable securities for resale on such registration statement, and we are required, subject to certain exceptions, to include such registrable securities in such registration statement.

We have undertaken in the Registration Rights Agreement to use our reasonable best efforts to file a shelf registration statement on Form S-3 to permit the resale of the shares of Class A common stock held by Pre-IPO LLC Members.

In connection with the transfer of their registrable securities, the parties to the Registration Rights Agreement may assign certain of their respective rights under the Registration Rights Agreement under certain circumstances. In connection with the registrations described above, we will indemnify any selling stockholders and we will bear all fees, costs and expenses (except underwriting discounts and spreads).

Stockholders Agreement

At the close of our initial public offering, we entered into a Stockholders Agreement (as amended in 2019) with each of the Pre-IPO LLC Members, which provides that, until the Substantial Ownership Requirement is no longer met, approval by the Pre-IPO LLC Members is required for certain corporate actions. These actions include: (1) a change of control; (2) acquisitions or dispositions of assets in an amount exceeding 15% of our total assets; (3) the issuance of equity of Goosehead Insurance, Inc. or any of its subsidiaries (other than under equity incentive plans that have received the prior approval of our board of directors) in an amount exceeding $50 million; (4) amendments to our certificate of incorporation or bylaws; (5) changes to the strategic direction or scope of Goosehead Insurance, Inc.’s business; and (6) any change in the size of the board of directors. The Stockholders Agreement also provides that, until the Substantial Ownership Requirement is no longer met, the approval of the Pre-IPO LLC Members, will be required for the hiring and termination of our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, General Counsel or Controller (including terms of compensation). Furthermore, the Stockholders Agreement provides that, until the Substantial Ownership Requirement is no longer met, the Pre-IPO LLC Members may designate the majority of the nominees for election to our board of directors, including the nominee for election to serve as the Chairman of the board of directors.

Family Relationships

Mark E. Jones, our Chief Executive Officer, Chairman of the Board and co-founder, is married to Robyn Jones, our co-founder and Vice Chairman of the Board.

P. Ryan Langston, our Vice President, General Counsel and Corporate Secretary, is the son-in-law of Mark E. Jones and Robyn Jones.

Michael Colby, our President and Chief Operating Officer, Mark Colby, our Chief Financial Officer, and Matthew Colby, our Vice President of Agency Sales, are brothers.

Mark E. Jones, Jr., our Vice President of Finance, is the son of Mark E. Jones and Robyn Jones.

Serena Jones, an Administrative Service Agent, is the sister-in-law of Mark E. Jones and Robyn Jones.

Robyn Jones (Vice Chairman and Director and wife of Mark E. Jones and mother-in-law of Ryan Langston) received compensation in the aggregate amount of $222,038 in 2019. Mark Colby (Chief Financial Officer and brother of Michael Colby) received compensation in the aggregate amount of $ 389,415 in 2019. Matthew Colby (Vice President of Agency Sales and brother of Michael Colby and Mark Colby) received compensation in the aggregate amount of $276,859 in 2019. Mark Jones, Jr. (Controller and son of Mark E. Jones and Robyn Jones) received compensation in the aggregate amount of $174,585 in 2019. The compensation of Robyn Jones, Mark Colby, Matthew Colby, and Mark Jones, Jr. as well as the compensation of Mark E. Jones, Michael Colby and Ryan Langston described under “Executive Compensation,” was ratified by the Audit Committee as related party transactions.

Matthew Colby and his spouse are the sole owners of The Heights Insurance Services, LLC (the "Heights Insurance"), which owns and operates a Goosehead franchise. Pursuant to the franchise agreement between the Heights Insurance and Goosehead Insurance Agency, LLC (a wholly owned subsidiary of Goosehead Insurance, Inc.), the Heights Insurance made royalty payments to Goosehead Insurance Agency, LLC in the amount of $452,618 in 2019. These royalty payments are the standard fees required by franchisees operating in the Goosehead franchise system. The royalty payments from the Heights Insurance to Goosehead Insurance Agency, LLC were reviewed and ratified by the Audit Committee as a related person transaction.

Policies and Procedures for Related Party Transactions

The board of directors adopted a written Related Person Transaction Policy (the “policy”), which sets forth our policy with respect to the review, approval, ratification and disclosure of all related person transactions by our Audit Committee. In accordance with the policy, our Audit Committee has overall responsibility for implementation of and compliance with the policy.

For purposes of the policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeded, exceeds or will exceed $120,000 and in which any related person (as defined in the policy) had, has or will have a direct or indirect material interest. A “related person transaction” does not include any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship that has been reviewed and approved by our board of directors.

The policy requires that notice of a proposed related person transaction be provided to our legal department prior to entry into such transaction. If our legal department determines that such transaction is a related person transaction, the proposed transaction will be submitted to our Audit Committee for consideration at its next meeting. Under the policy, our Audit Committee may approve only those related person transactions that are in, or not inconsistent with, our best interests. In the event that we become aware of a related person transaction that has not been previously reviewed, approved or ratified under the policy and that is ongoing or is completed, the transaction will be submitted to the Audit Committee so that it may determine whether to ratify, rescind or terminate the related person transaction.

The policy also provides that the Audit Committee review certain previously approved or ratified related person transactions that are ongoing to determine whether the related person transaction remains in our best interests and the best interests of our stockholders. Additionally, we will make periodic inquiries of directors and executive officers with respect to any potential related person transaction of which they may be a party or of which they may be aware.

INFORMATION ABOUT STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table presents information as to the beneficial ownership of our common stock as of the Record Date for:

•	each person, or group of affiliated persons, known by us to beneficially own more than five percent of our common stock;

•	each named executive officer as set forth in the summary compensation table included in this proxy statement;

•	each of our directors; and

•	all current executive officers and directors as a group.

It is important to note that our Company is unique in that our management team owns approximately 63% of our common stock and is thus committed strategically and financially to the long-term success of the Company. This also creates a strong alignment between our management team and our shareholders, which we expect will create long-term shareholder value.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, or other rights held by such person that are currently exercisable or will become exercisable within 60 days of the Record Date, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. However, in computing the number of shares of Class A common stock beneficially owned by an individual or entity, we do not include LLC Units, which are exchangeable into Class A common stock, held by such individual or entity because the voting rights represented by the LLC Units are reflected in the shares of Class B common stock reported for such individual or entity. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.
Percentage ownership of our common stock in the table is based on 36,293,014 shares of our common stock issued and outstanding on March 10, 2020, including 15,756,999 shares of Class A Common Stock and 20,536,015 shares of Class B Common Stock. Unless otherwise indicated, the address for each listed stockholder is: 1500 Solana Blvd, Building 4, Suite 4500, Westlake, Texas 76262.

	Shares of Class A Common Stock Beneficially Owned(1)		Shares of Class B Common Stock Beneficially Owned(2)
Name of Beneficial Owner	Number	Percentage	Number	Percentage	Combined Voting Power(3)
Named Executive Officers and Directors
Mark E. Jones(4)	1,499,828	10%	18,061,136	88%	54%
Robyn Jones(4)	1,499,828	10%	18,061,136	88%	54%
Michael Colby(5)	207,033	1%	1,645,190	8%	5%
Mark Colby	18,576	—%	88,584	—%	—%
P. Ryan Langston	—	—%	—	—%	—%
Peter Lane	—	—%	—	—%	—%
Mark Miller	—	—%	—	—%	—%
James Reid	—	—%	—	—%	—%
All current directors and executive officers as a group (8 persons)	3,225,265	20%	19,794,910	96%	59%
Other 5% Stockholders
T. Rowe Price Associates, Inc.(6)	1,153,366	7%	—	—%	3%
Kayne Anderson Rudnick Investment Management, LLC(7)	1,751,873	11%	—	—%	5%
Wasatch Advisors, Inc.(8)	1,105,829	7%	—	—%	3%
Loomis Sayles & Co., LP(9)	936,336	6%	—	—%	3%
Lord, Abbett & Co, LLC(10)	832,138	5%	—	—%	2%

(1) On a fully exchanged and converted basis. Subject to the terms of the amended and restated Goosehead Financial, LLC agreement, LLC Units are redeemable or exchangeable for shares of our Class A common stock on a one-for-one basis. Shares of Class B common stock will be cancelled on a one-for-one basis if we redeem or exchange LLC Units pursuant to the terms of the amended and restated Goosehead Financial, LLC agreement. Beneficial ownership of shares of our Class A common stock reflected in this table does not include beneficial ownership of shares of our Class A common stock for which such LLC Units may be redeemed or exchanged.

(2) On a fully exchanged and converted basis. The Pre-IPO LLC Members hold all of the issued and outstanding shares of our Class B common stock.

(3) Represents percentage of voting power of the Class A common stock and Class B common stock held by such person voting together as a single class. Each holder of Class A common stock and Class B common stock is entitled to one vote per share on all matters submitted to our stockholders for a vote.

(4) The shares of Class A common stock consist of 720,301 shares beneficially owned directly by Mr. Mark E. Jones, 742,390 shares beneficially owned by Mrs. Robyn Jones, and 37,137 shares beneficially owned by P. Ryan Langston. The shares of Class B common stock consist of 182,349 shares beneficially owned directly by Mr. Mark E. Jones, 182,349 shares beneficially owned by Mrs. Robyn Jones, 12,101,119 shares beneficially owned by the Mark and Robyn Jones Descendants Trust 2014, 297,734 shares beneficially owned by the Lanni Elaine Romney Family Trust 2014, 297,734 shares beneficially owned by the Lindy Jean Langston Family Trust 2014, 297,734 shares beneficially owned by the Camille LaVaun Peterson Family Trust 2014, 297,734 shares beneficially owned by the Desiree Robyn Coleman Family Trust 2014, 297,734 shares beneficially owned by the Adrienne Morgan Jones Family Trust 2014, 297,734 shares beneficially owned by the Mark Evan Jones, Jr. Family Trust 2014, 394,557 shares owned by Mrs. Lanni Romney, 498,557 shares owned by Mrs. Lindy Langston, 471,795 shares owned by Mrs. Camille Peterson, 488,557 shares owned by Mrs. Desiree Coleman, 491,557 shares owned by Ms. Adrienne Jones, 477,558 shares owned by Mr. Mark Evan Jones, Jr., 954,174 shares owned by Mrs. Serena Jones and 32,160 shares owned by P. Ryan Langston. Mr. Mark E. Jones is the trustee for all of the aforementioned trusts. In addition, the persons and trusts have entered into a voting agreement with Mr. Mark E. Jones, pursuant to which, in connection with any meeting of our shareholders or any written consent of our shareholders, each such person and trust party thereto will agree to vote or exercise their right to consent in the manner directed by Mr. Mark E. Jones. In addition, such persons and trust parties will not be able to transfer their common stock without the consent of Mr. Mark E. Jones. Mrs. Robyn Jones is married to Mr. Mark E. Jones.

(5) The shares of Class A common stock consist of 63,631 shares beneficially owned directly by Mr. Michael C. Colby, and 143,402 shares beneficially owned by the Colby 2014 Family Trust. The shares of Class B common stock consist of 787,024 shares beneficially owned directly by Mr. Michael C. Colby, 771,732 shares beneficially owned by the Colby 2014 Family Trust, 43,217 shares beneficially owned by the Preston Michael Colby 2014 Trust and 43,217 shares beneficially owned by the Lyla Kate Colby 2014 Trust. Mr. Michael C. Colby is the trustee for all of the aforementioned trusts.

(6) Based on a Schedule 13G filed by T. Rowe Price Associates, Inc. and T. Rowe Price New Horizons Fund, Inc. on February 14, 2020. According to the Schedule 13G, T. Rowe Price Associates, Inc. has sole voting power and sole dispositive power over 234,254 and 1,153,366 shares of Class A common stock, respectively and T. Rowe Price New Horizons Fund, Inc. has sole voting power over 919,112 shares of Class A common stock.

(7) Based on a Schedule 13G filed by Kayne Anderson Rudnick Investment Management, LLC on February 13, 2020. According to the Schedule 13G, Kayne Anderson Rudnick Investment Management, LLC has sole voting power, sole dispositive power and shared dispositive power over 288,491, 288,491 and 1,463,382 shares of Class A common stock, respectively.

(8) Based on a Schedule 13G filed by Wasatch Advisors, Inc. on February 10, 2020. According to the Schedule 13G, Wasatch Advisors, Inc. has sole voting power and sole dispositive power over the reported shares of Class A common stock.

(9) Based on a Schedule 13G filed by Loomis Sayles & Co., L.P. on February 14, 2020. According to the Schedule 13G, Loomis Sayles & Co., L.P. has sole voting power over 921,994 shares of Class A common stock sole dispositive power over 936,336 shares of Class A common stock.

(10) Based on a Schedule 13G filed by Lord, Abbett & Co., LLC on February 14, 2020. According to the Schedule 13G, Lord, Abbett & Co., LLC has sole voting power over 787,395 shares of Class A common stock and sole dispositive power over 784,929 shares of Class A common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of the reports referenced above that were furnished to the Company and written representations that no other reports were required during the year ended December 31, 2019, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

ADDITIONAL INFORMATION

Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Brokers with account holders who are Goosehead stockholders may be “householding” our proxy materials. A single proxy statement and annual report may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or Goosehead that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker, (2) direct your written request to: Investor Relations, Goosehead Insurance, 1500 Solana Boulevard, Suite 4500, Westlake, Texas 76262 or (3) contact our Investor Relations department by telephone at (214) 838-5145 or email at ir@goosehead.com. Stockholders who currently receive multiple copies of the proxy statement and annual report at their address and would like to request “householding” of their communications should contact their broker. In addition, Goosehead will deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy statement and annual report promptly to any stockholder at a shared address to which a single copy of the documents was delivered.

Other Matters
As of the date of this Proxy Statement, the board of directors does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

Annual Reports
Our 2019 Annual Report on Form 10-K (which is not a part of our proxy soliciting materials) will be mailed with this Proxy Statement to those stockholders that request and receive a copy of the proxy materials in the mail. Stockholders that received the Notice of Internet Availability of Materials can access the Annual Report and this Proxy Statement on the website referenced on the Notice of Internet Availability of Materials. The Annual Report and this Proxy Statement are also available on the “SEC Filings” section of our investor relations website at https://ir.gooseheadinsurance.com/ and at the SEC’s website at www.sec.gov. Please note that the information on our website is not part of this Proxy Statement.

Upon written request by an Goosehead stockholder, we will mail without charge a copy of our 2019 Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Annual Report on Form 10-K. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to our General Counsel, Goosehead Insurance, 1500 Solana Boulevard, Suite 4500, Westlake, Texas 76262.

By Order of the Board of Directors

/s/ Mark E. Jones
Mark E. Jones
Chairman and Chief Executive Officer

March 25, 2020